Exhibit 8(ii) under Form N-1A
                                    Exhibit 10 under Item 601/Reg. S-K

                             STATE STREET
                           DOMESTIC CUSTODY

                             FEE SCHEDULE

                            FEDERATED FUNDS

I.      Custody Services

               Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor corporate actions.

                              ANNUAL FEES

        ASSET

       Per Fund                                               5 Basis Points

       Wire Fees                                              $3.00 per wire

        Settlements:

       oEach DTC Transaction                                            $5.00
       oEach Federal Reserve Book Entry Transaction                     $3.75
       oEach Repo Transaction (All Repo)                                $3.75
       oEach Physical Transaction (NY/Boston, Private Placement)       $15.00
       oEach Option Written/Exercised/Expired                          $18.75
            Each Book Entry Muni (Sub-custody) Transaction             $15.00
       oGovernment Paydowns                                             $5.00
       oMaturity Collections                                            $8.00
       oPTC Transactions                                                $6.00


II.     Special Services

        Fees for activities of a non-recurring nature such as fund consolidation or reorganization, extraordinary security shipments and the preparation of special reports will be subject to negotiation.



III.    Balance Credit

        MUNICIPAL FUNDS

     A balance credit equal to 75% of the average demand deposit account balance in the custodian account for the month billed times the 30 day T-Bill Rate on the last Monday of the month billed, will be applied against the month's custodian bill.

        TRANSFER AGENT

        A balance credit equal to 100% of the average balance in the transfer agent demand deposit accounts, less the reserve requirement and applicable related expenses, times 75% of the 30 average Fed Funds Rate.

IV.     Payment

         The above fees will be charged against the funds' custodian checking account thirty (30) days after the invoice is mailed to the funds' offices.

V.  Term of Contract

         The parties agree that this fee schedule shall become effective January 1, 1997.

FEDERATED SERVICES COMPANY             STATE STREET

BY:       /S/ DOUGLAS L. HEIN          BY:        /S/ MICHAEL E. HAGERTY

TITLE:    SENIOR VICE PRESIDENT        TITLE:     VICE PRESIDENT

DATE:     APRIL 15, 1997               DATE:      APRIL 8, 1997
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